Exhibit 99.1

For IMMEDIATE Release	CONTACT:
August 2, 2024	Kris Levan
Marketing & Communications Manager
(724) 388-7993
klevan@fcbanking.com

First Commonwealth CCO Retires; Deputy CCO Moves Up
INDIANA, Pa. (August 2) – First Commonwealth Bank has announced that Chief Credit Officer Brian Karrip will retire on August 15, 2024.
Karrip has led the Credit Administration area for First Commonwealth Bank, which includes a team of 88 employees, for nearly eight years. He is an executive officer of First Commonwealth Financial Corporation.
Brian joined First Commonwealth as CCO in September of 2016, following leadership roles with FirstMerit Bank; National City Bank and KeyBanc Capital Markets.
“It has been one of my greatest honors to lead Credit Administration over the past eight years. The team is smart, dedicated and committed to success,” Karrip said.
He added, “I’m proud to have played a role in our Bank’s strong performance. I’m proud that our financial results put us at the top of the peer group. I’m proud to have served with the leadership team as well as all of our teammates across the Company.”
In preparation for a move toward retirement, Karrip and the Bank’s leadership team named Brian Sohocki as Deputy Chief Credit Officer in 2021. Sohocki will move into the role of Chief Credit Officer on August 16 and will be appointed as an Executive Officer.
Brian Sohocki has been part of the First Commonwealth team for 14 years in roles including, C&I Group Manager and Corporate Banking Team Leader. During that time, Sohocki was instrumental in the development of First Commonwealth’s Sponsor Finance Group and C&I growth initiatives. Prior to joining the First Commonwealth team in 2010, Sohocki had Relationship Manager roles at M&T Bank.
Brian is active in the community, currently serving on the Junior Achievement of Western Pennsylvania Board of directors.
CEO Mike Price shared these thoughts about the changes:
“Brian Karrip has been a meaningful part of our organization and my leadership team for almost eight years. I have a lot of appreciation for him and for the entire credit team. I am especially grateful for the contributions Brian has made during his time with First Commonwealth,” Mike said. “I know that Brian Sohocki will make a seamless transition into the Chief Credit Officer role, and I look forward to his leadership as we continue to take care of our customers’ credit needs.”
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About First Commonwealth
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with 126 community banking offices in 30 counties throughout Pennsylvania and Ohio, as well as business banking centers in Harrisburg and Pittsburgh, Pennsylvania, and Canton, Cincinnati, Cleveland and Columbus, Ohio. The company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Lewis Center, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

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